Exhibit 10.1

Summary of Compensation Arrangements with Executive Officers
As of April 16, 2009

The following summarizes the current compensation and benefits received by the Chief Executive Officer and Chief Financial Officer of RPC, Inc. (“the Company”) and the Company’s other most highly compensated executive officers (the “Named Executive Officers”) as of April 16, 2009.

This document is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.

Base Salaries

The annual base salaries for the Company’s Named Executive Officers as of April 16, 2009 are as follows:

R. Randall Rollins, Chairman of the Board	$510,000
Richard A. Hubbell, President and Chief Executive Officer	$595,000
Linda H. Graham, Vice President and Secretary	$140,250
Ben M. Palmer, Vice President, Chief Financial Officer and Treasurer	$212,500

These salaries may be adjusted from time to time in the discretion of the Company’s Compensation Committee.

Bonuses

All of the Named Executive Officers are eligible for annual cash bonuses under the Company’s Performance-Based Incentive Cash Compensation Plan (the “Plan”).

Stock Options and Other Equity Awards

The Named Executive Officers are eligible to receive options and restricted stock under the Company’s stock incentive plan, in such amounts and with such terms and conditions as determined by the Committee at the time of grant.

Supplemental Retirement Plan

Salary and Bonus Deferrals

All of the Named Executive Officers are eligible to participate in the Company’s Supplemental Retirement Plan (“Plan”).

The Plan allows participants to defer up to 50% of base salary and up to 100% of annual bonus, subject to other terms and conditions set forth in the Plan.

Automobile Usage

The Company provides an automobile or an automobile allowance to Messrs. Hubbell and Palmer.

Other Benefits

The Named Executive Officers are eligible to participate in the Company’s regular employee benefit programs, including the 401(k) plan with Company match, group life insurance, group medical and dental coverage and other group benefit plans.  All of the Named Executives are eligible for the Retirement Income Plan that was frozen in March 2002.  See Supplemental Retirement Plan above for further discussion.

All of the Named Executive Officers are also executive officers of Marine Products Corporation (“MPC”) and receive compensation from that company.  Disclosure regarding such compensation can be found in MPC’s filings with the Securities and Exchange Commission.

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